Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the capital stock of Cerner Corporation, a Delaware corporation (the “Company,” “we,” “us,” or “our”). The brief description is based on our Third Restated Certificate of Incorporation (our “charter”), amended and restated bylaws (our “bylaws”), and provisions of applicable law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our charter and our bylaws, which we have previously filed with the SEC and are incorporated by reference herein.

GENERAL

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of December 28, 2019, an aggregate of 367,634,796 shares of common stock were issued, of which an aggregate of 310,911,250 shares were outstanding. No shares of preferred stock were issued and outstanding as of December 28, 2019.

COMMON STOCK

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of a majority of the outstanding shares of stock entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum at all stockholder meetings for the transaction of business, except as otherwise provided by law, our charter or our bylaws. Every decision of a majority in amount of stock of such quorum will be valid as a corporate act, except in the election of directors or in those specific instances in which a larger vote is required by law or by our charter or our bylaws. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Stockholders elect directors by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of directors; provided that if the number of nominees exceeds the number of directors to be elected at any time before the election, the stockholders will instead elect the directors by a plurality vote.

Dividends

The holders of our common stock are entitled to such dividends as our Board of Directors may declare from time to time from legally available funds, subject to limitations under Delaware law and the preferential rights of the holders of any outstanding shares of preferred stock.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock shall be entitled to receive, ratably in proportion to the number of shares of common stock held by them respectively, all of the remaining assets of the Company after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

Our Board of Directors is authorized, without any further action by our stockholders, but subject to the limitations imposed by the General Corporation Law of Delaware (the “DGCL”), to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences of each series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the The Nasdaq Stock Market LLC and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS

The following is a brief description of the provisions in our charter and bylaws that could have an effect of delaying, deferring, or preventing a change in control of the Company.

Classified Board

Our charter and bylaws provide that the number of the Board of Directors shall be divided into three classes. Stockholders elect the directors of each class for three-year terms upon the expiration of the current term of a respective class. Stockholders elect only one class of directors each year. The classified Board of Directors could have the effect of making the replacement of the Company’s incumbent directors more time consuming and difficult. At least two annual meetings of stockholders are generally required to effect a change in a majority of our Board of Directors.

Director Vacancies and Removal

Our charter and bylaws provide that any vacancies on our Board of Directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Our charter and bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 80% or more of the aggregate of all votes of all outstanding shares of capital stock entitled to vote on such removal.

Advance Notice for Stockholder Proposals and Nominations

Our bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our Board of Directors, including stockholder nominees to be included in our proxy statement. A stockholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which we held our annual meeting of stockholders the previous year. The notice must contain the information required by our bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements required by our bylaws.

Limits on Ability of Stockholders to Call a Special Meeting or Act by Written Consent

Our charter and bylaws provide that special meetings of the stockholders may be called only by the chairman of the Board of Directors, by the chief executive officer, by the president or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Our charter and bylaws also eliminate the ability of stockholders to take action by written consent. These provisions may delay the ability of our stockholders to force consideration of a proposal.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our charter provides otherwise. Our charter does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board of Directors.

Approval of Business Combinations with Interested Stockholders

Our charter requires the affirmative vote of 80% or more of the aggregate of all votes of all outstanding shares of capital stock entitled to vote on the issue to approve certain transactions with any stockholder owning 5% or more of our outstanding shares of capital stock at the time of approval of the transactions (including any affiliates of such stockholder, an “Interested Stockholder”). The covered transactions include a merger or consolidation with an Interested Stockholder, any sale, lease, exchange or other disposition to an Interested Stockholder of our assets having an aggregate Fair Market Value (as defined in the charter) of $500,000 or more, the issuance or transfer of securities to an Interested Stockholder in exchange for cash, securities or other property having a Fair Market Value (as defined in the charter) of $500,000 or more, the adoption of any plan or proposal for liquidation or dissolution proposed by an Interested Stockholder, or any reclassification of securities that increases the voting power of the Interested Stockholder. The foregoing 80% stockholder approval requirement is not required in certain circumstances, including if the transaction has been approved by a majority of Disinterested Directors (as defined in our charter).

Supermajority Voting Requirements to Amend Our Charter and Bylaws

Our charter includes a number of supermajority voting provisions that could make it more difficult to change certain of the provisions described above. These provisions require the affirmative vote of 80% or more of the aggregate of all votes of all outstanding shares of capital stock entitled to vote on the issue in question to amend, alter repeal (or adopt, amend or alter provisions in conflict with) the provisions of our charter relating to the terms of our capital stock, the election and removal of directors, changes to our classified board structure, approval of business combinations with an Interested Stockholder, the right of stockholders to act by written consent or the ability of stockholders to call a special meeting. Our charter also provides that our bylaws may only be adopted, amended, altered or repealed by our board or by the affirmative vote of 80% or more of the aggregate of all votes of all outstanding shares of capital stock entitled to vote thereon.

LISTING

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CERN.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.